EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

March 31, 2003

		Page No.
PART I.	FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements:

	Unaudited Consolidated Balance Sheets as of March 31, 2003 and December 31, 2002	1

	Unaudited Consolidated Statements of Income for the three months ended March 31, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through March 31, 2002	2

	Unaudited Consolidated Statement of Stockholders’ Equity for the three months ended March 31, 2003	3

	Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through March 31, 2003	4

	Notes to Unaudited Consolidated Financial Statements for the three months ended March 31, 2003 and 2002	5-10

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2003 AND DECEMBER 31, 2002

(Dollars In Thousands)

	March 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,033	$16,743
Prepaid expenses and other assets	2,309	2,394
Due from Parent	3,164

Total current assets	16,506	19,137
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	60,309	60,596
Equipment	19,953	19,636
Accumulated depreciation	(14,528)	(13,424)

Total gaming facilities	65,734	66,808

OTHER ASSETS:
Goodwill	15,546	15,611
Construction in progress	3,475	2,128
Debt Issue Costs	6,234	6,464
Other assets	310	322

TOTAL	$134,026	$136,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,036	$9,736
Due to parent		4,484
Current portion of long-term debt	210	413

Total current liabilities	9,246	14,633

LONG-TERM DEBT AND OTHER LIABILITIES
Long term debt	98,283	95,783
BID bonds payable	4,499	4,499

Total long term debt	102,782	100,282
Total liabilities	112,028	114,915

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	11,396	11,396
Retained earnings	10,602	10,380

Total stockholders’ equity	21,998	21,776

TOTAL	$134,026	$136,691

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND FOR THE PERIODS

FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002,

AND FEBRUARY 23, 2002 THROUGH MARCH 31, 2002

(Dollars In Thousands)

	Three Months Ended March 31, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through March 31, 2002
REVENUES:
Casino	$23,069	$14,523	$9,841
Food and beverage	2,676	1,624	1,088
Hotel	316	189	137
Other	140	96	61

Total revenues	26,201	16,432	11,127
Promotional allowances	4,570	2,462	1,579

Net revenues	21,631	13,970	9,548

COSTS AND EXPENSES:
Casino	7,181	4,560	2,980
Food and beverage	2,289	1,512	973
Hotel	199	130	94
Marketing, general and administrative	6,843	4,551	2,745
Privatization and other non-recurring costs		3,882
Depreciation and amortization	1,410	2,510	619

Total costs and expenses	17,922	17,145	7,411

OPERATING (LOSS) INCOME	3,709	(3,175)	2,137
Interest income	3	13	4
Other Income		119
Interest expense	(3,488)	(2,881)	(1,800)

(LOSS) INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	224	(5,924)	341
MINORITY INTEREST		(126)

NET INCOME (LOSS)	$224	$(5,798)	$341

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount*
BALANCES, JANUARY 1, 2003	100	$	$11,396	$10,378	$21,774
Net income				224	224

BALANCES, MARCH 31, 2003	100	$	$11,396	$10,602	$21,998

*	The par value amount of Jacobs Entertainment, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND FOR THE PERIODS FROM JANUARY 1, 2002

THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002 THROUGH MARCH 31, 2002

(Dollars In Thousands)

	Three Months Ended March 31, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through March 31, 2002
OPERATING ACTIVITIES:
Net income (loss)	$224	$(5,797)	$35
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,410	2,510	619
(Gain) Loss on sale of assets	2	(119)
Minority interest		(126)	306
Deferred Taxes		(75)
Due to/from Parent	(7,648)		(2,764)
Changes in operating assets and liabilities
Prepaid expenses and other assets	361	1,805	(394)
Accounts payable and accrued expenses	(701)	(1,340)	(116)

Net cash used in operating activities	(6,352)	(3,142)	(2,314)

INVESTING ACTIVITIES:
Proceeds from sale of equipment	6
Equipment purchases and additions to gaming facilities	(1,661)	(340)	(91)
Proceeds from sale of land		142

Net cash used in investing activities	(1,655)	(198)	(91)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility	2,500
Payments on bonds	(203)
Payments on long term debt and note payable			3,121
Distributions to minority interest owner			(64)
Exercise of stock options		6

Net cash provided by financing activities	2,297	6	3,057

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	$(5,710)	$(3,334)	$652

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	16,743	15,677	12,343

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,033	$12,343	$12,995

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$6,325	$524
Cash paid for income tax		$470
Non-cash financing			$95,783

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“the Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, 4 table games, two restaurants, four bars and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 877 slot machines, 27 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2002, Black Hawk purchased the assets and operating business of GDW for $26,500. The 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

2. SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements—In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at March 31, 2003 and December 31, 2002, and the results of its operations and cash flows for the three months ended March 31, 2003 and for the periods from January 1, 2002 through February 22, 2002 and February 23, 2002 through March 31, 2002. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries Gilpin Ventures, Inc. (“GVI”) and GDW, and its 75% owned subsidiary, Black Hawk/Jacobs Entertainment, LLC. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2002 contained in the JEI Form 10-K filed with the U.S. Securities and Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. The Company has adopted disclosure requirements effective for the year ended December 31, 2002 and will adopt

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

the recognition and measurement provisions on a prospective basis. The Company does not expect the recognition and measurement provisions to have a material affect on the Company’s statement of position or results of operations.

In January 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). This interpretation explains how to identify a variable interest entity and how to assess its interest in the variable interest to decide if consolidated by their primary beneficiaries if the variable interest entity does not effectively disperse risk among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise acquired an interest after that date. For variable interest entities in which an enterprise had acquired an interest in before February 1, 2003, it applies in the first fiscal year or interim period beginning after June 15, 2003. The Company has not yet completed its assessment of whether FIN 46 will affect its financial condition or results of operations. However, the Company does not anticipate that the adoption of FIN 46 will have a material effect on its financial position or results of operations.

3. BUYOUT OF BLACK HAWK

On February 22, 2002, JEI, an entity formed by Black Hawk’s principal stockholder, Chairman of the Board and Chief Executive Officer, Jeffrey P. Jacobs, completed the acquisition of a 100% interest in Black Hawk, in which prior to the acquisition Jeffrey P. Jacobs owned a minority interest. The accounting treatment for the acquisition is described below.

Diversified Opportunities Group Ltd. (“Diversified”)—Jeffrey P. Jacobs and the Richard E. Jacobs Revocable Trust contributed substantially all of their respective interests in Diversified in exchange for 100% of the common stock of JEI. On the acquisition date, prior to the acquisition of the remaining shares of Black Hawk, Diversified owned approximately 32% of Black Hawk, and a 25% interest in the Lodge, of which Black Hawk owned the remaining 75%.

In addition, on February 22, 2002, JEI acquired the remaining 68% of Black Hawk’s outstanding common stock for approximately $36,980 and assumed and refinanced approximately $59,950 of Black Hawk’s outstanding debt. This transaction was recorded using the purchase method of accounting for business combinations, and the principles of push-down accounting were applied to Black Hawk. The stock and assets of Black Hawk are pledged as collateral for the debt incurred by JEI.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

4. PRIVATIZATION AND OTHER NON-RECURRING COSTS

During the three months ended March 31, 2002, in conjunction with the acquisition described in Note 4, Black Hawk incurred privatization costs of $3,882, consisting primarily of attorney, accounting, and investment banking fees to close the Black Hawk acquisition. In addition, Black Hawk incurred $3,165 in costs related to the purchase of stock options upon consummation of the Black Hawk acquisition.

5. SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of the Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED SEGMENT INFORMATION

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(DOLLARS IN THOUSANDS)

	Three Months Ended March 31,
	2003	2002
NET REVENUE
Colorado	$16,705	$18,856
Nevada	4,926	4,662

Total net revenue	21,631	23,518

Depreciation and amortization
Colorado	1,103	505
Nevada	295	98
Net corporate overhead	12	6

Total depreciation and amortization	$1,410	$609

Operating Income
Colorado	3,055	3,005
Nevada	1,108	487
Net corporate overhead	(454)	(4,531)

Operating Income	$3,709	$(1,039)

EBITDA(1)
Colorado	4,158	5,451
Nevada	1,403	1,165
Net corporate overhead	(442)	(4,525)

EBITDA	5,119	2,091

	March 31, 2003	December 31, 2002
Assets:
Colorado	$105,733	$105,304
Nevada	24,339	23,962
Corporate	3,954	7,425

Total Assets	$134,026	$136,691

(1)

EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as supplemental information in the table above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated operating income by adding the amounts shown for depreciation and amortization to operating income. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as operating income or net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in the Company’s debt agreements.